[APPLIED MAGNETICS CORPORATION LOGO AND LETTERHEAD]

                                                                EXHIBIT 10(v)
                                                                -------------


                                         September 12, 1994



Mr. William R. Anderson
1000 Veronica Springs Road
Santa Barbara, CA  93105

Dear Bill:

This letter confirms the agreement that has been reached between you and Applied Magnetics Corporation (the "Company") regarding your resignation as an officer and director of the Company and the termination of your employment relationship with the Company. Subject to the terms and conditions set forth herein and in consideration of the agreements, promises, representations, releases and payments described herein, you and the Company agree as follows:

1. Definitions. Except as otherwise provided, capitalized terms used in this agreement shall have the following definitions:

     1.1  "Resignation Date" shall mean September 12, 1994.

     1.2  "Termination Date" shall mean October 5, 1994.

     1.3  "1982 Plan" shall mean the Company's 1982 Long Term Incentive Plan.

     1.4 "1989 Plan" shall mean the Company's Amended and Restated 1989 Long Term Incentive Plan.

     1.5 "Restricted Stock" and "Restrictions" shall have the meanings ascribed to such terms under the 1989 Plan.

     1.6 "Interested Litigation" shall mean commercial and other disputes, controversies and lawsuits which relate to or involve your former duties and responsibilities as an employee and/or officer of the Company in which (a) you are named in a complaint, cross-complaint or counter claim as a defendant, together with the Company, any of its subsidiaries, or any officers, directors or employees of the Company or such subsidiaries, (b) allegations, claims or charges that have been made or threatened against you and/or the Company (or any of its subsidiaries) which relate to or involve your former, current or future duties as a director, employee or officer of the Company (or any such subsidiaries),

Mr. William R. Anderson
September 12, 1994
Page 2

          or (c) you are or may be either (i) entitled to indemnification from the Company pursuant to its By-Laws or the Delaware General Corporations Law or (ii) entitled to coverage under one or more directors' and officers' or other insurance policies maintained at any time by the Company.

     1.7  "PTO" shall mean the Company's Paid Time Off practices and policies.

     1.8 "Consulting Services" shall have the meaning set forth in Section 6 hereof.

     1.9 "Consulting Term" shall mean the period commencing October 2, 1994 and expiring September 30, 1996.

2. Resignation. Effective as of the Resignation Date (a) you resigned as President and Chief Operating Officer and as a member of the Board of Directors of the Company, (b) you have resigned as an officer and member of the boards of directors of any and all subsidiaries of the Company and (c) your resignations have been accepted.

3. Termination of Employment. Effective as of the Termination Date, your employment relationship with (a) the Company and (b) any and all subsidiaries of the Company (to the extent there are any such employment relationships) will terminate.

4. Responsibilities. As of the close of business on the Resignation Date, you have been relieved of your responsibilities and duties as President and Chief Operating Officer of the Company and in connection with your management and supervision of the general management activities and functions over which you have previously exercised management control and direction.

     During the period September 13, 1994 through the Termination Date, you will continue to be employed by the Company and the Company will continue to pay you your current salary ($5,769.23 per week) in accordance with the Company's usual and customary payroll practices.

5. Benefit/Compensation Plans. As of the Termination Date, all of your rights to participate in the Company's employee benefit plans (including, but not limited to group medical, life and disability insurance plans, Stock Option, Cash Profit Sharing, Stock Purchase and other plans) will terminate, except as follows:

Mr. William R. Anderson
September 12, 1994
Page 3

     5.1 Group Medical Insurance. You will be entitled to continue participation in the Company's group medical insurance plan under COBRA should you elect to do so, subject to the terms and conditions of the plan and payment by you of the applicable premiums. If you are interested in making such an election, please contact Human Resources.

     5.2 1982 Plan and 1992 and 1994 Stock Option Plans ("Option Plans"). You will, for a period of ninety (90) days following the Termination Date, be permitted to exercise the option installments which became exercisable on or before the Termination Date (to the extent you have not previously exercised such option installments) subject, however, to the terms and conditions of the Option Plans. All option installments which become exercisable under the Option Plans after the Termination Date will be forfeited.

     5.3 PTO Benefits. On the Termination Date, the Company will pay to you all accrued and unpaid/unused PTO benefits (payable at your salary rate in effect as of August 31, 1994).

     5.4 Secretarial Support. During the 90 day period commencing on the Termination Date the Company will make available to you an office at the Company's facility in Goleta, California, and access to voice mail messages and limited secretarial support to provide phone answering and mail sorting services to you in connection with your Consulting Services and your efforts to obtain employment elsewhere.

     5.5 1989 Plan. You have been issued and there are outstanding in your name 11,549 shares (the "Shares") of Restricted Stock under the terms of the 1989 Plan. As of the Termination Date the Restrictions applicable to the Shares (as to which Restrictions have not already been removed) shall be removed.

6. Consulting Services. As used in this Agreement, "Consulting Services" shall mean advice, counsel and assistance in connection with (a) providing information and advice to members of the Company's senior management staff as part of and in connection with the transfer of projects, assignments, duties and responsibilities formerly performed or managed by you or under your direction; (b) the development and implementation of plans and efforts involving the Company's Tape Head Division, including, but not limited to, the possible sale of the business and assets of the Tape Head Division; (c) preparation and support relating to the Company's participation in the AEA Monterey Financial

Mr. William R. Anderson
September 12, 1994
Page 4

     Conference during October, 1994; (d) the development and implementation of proposals and plans to obtain funding, through debt or equity securities or other means, to support or assist the Company in financing its ongoing magnetoresistive ("MR") thin film disk head products; and (e) analysis and development of strategic alternatives involving the Company's subsidiary, Applied Magnetics Ireland, Ltd., Inc.

     6.1 You shall be paid the sum of $600,000 payable in 24 equal monthly installments of $25,000 each, without interest (the "Installment Payments"), per month during the Consulting Term at the beginning of each month commencing October 5, 1994. During the 90 day period commencing on the Termination Date, you will be expected to concentrate your Consulting Services and to dedicate between 20 and 40 hours per week of your services on the projects described above which the Company expects to conclude within that period. Thereafter, any projects that are assigned to you or as to which you are requested to provide Consulting Services will be (a) provided pursuant to paragraph
          6.4 hereof on a case-by-case basis subject to your availability and mutually acceptable scheduling; and (b) compensated on the basis of an appropriate hourly or daily rate in addition to the Installment Payments, such hourly or daily rate to be subject to the mutual agreement of you and the Company.

     6.2 The Company will reimburse you for actual and reasonable out-of-pocket costs paid by you for telephone, travel, lodging, and other similar expenses incurred by you in the course of your providing Consulting Services under this engagement. You will be expected to comply with the Company's policies, practices and procedures regarding these expenses. Travel to foreign destinations in connection with Consulting Services must be approved, in advance, by the Chief Executive Officer. We will reimburse you for these expenses and for any hourly or daily fees that become due and payable to you under
          Section 6.1 hereof upon receipt of a written statement or invoice explaining, in reasonable detail, the nature and amount of the expense incurred and services rendered and the date or dates on which such travel occurred or services were rendered. Such statement should be submitted on a monthly basis and should be accompanied by receipts for any expense items exceeding $25.00.

Mr. William R. Anderson
September 12, 1994
Page 5

     6.3 The Consulting Term may be terminated at any time after January 1, 1995, by the Company, at its convenience, provided, however, that if the Company so terminates this consulting arrangement, it shall deliver written notice thereof to you and it shall pay to you an amount equal to the Installment Payments set forth in paragraph 6.1 hereof multiplied by the number of calendar months remaining in the Consulting Term after delivery of the Company's termination notice to you. The payment required under clause (b) of this Section 6.3 shall be in a lump sum payment within 30 days after the effective date of termination.

     6.4 All instructions, interpretations, work schedules and other related matters concerning this consulting arrangement shall be determined by the Company's Chief Executive Officer or such other person or persons as may be designated by the Chief Executive Officer.

     6.5 The Standard Terms and Conditions attached as Exhibit A are incorporated herein by reference.

7. Litigation Support. The Company is involved, and may in the future be involved, in certain commercial and other disputes, controversies and lawsuits which relate to or involve your former duties and responsibilities as an employee, officer or director of the Company (herein "Company Litigation"). You agree to cooperate in all reasonable respects with the Company and its attorneys in connection with the Company's prosecution or defense of or response to the Company Litigation including, for example, making yourself available to the Company's representatives and to the Company's attorneys for purposes of conferences, meetings, compilation and communication of records and facts, and appearing as a witness or prospective witness in connection with deposition or other testimony that may be required in connection with such defense. It is our expectation that you will do this on a basis which will be at such times and places that are mutually convenient to you, the Company, the Company's attorneys and plaintiff's attorneys. You agree to exert your best reasonable efforts to obtain such consent. The Company will reimburse you for all travel and other reasonable out-of-pocket expenses relating to your attendance at conferences, meetings, depositions and the like relating to the Company Litigation. Travel and lodging arrangements will be consistent with the Company's then current practices regarding selection and class of travel and accommodations and are to be made through the Company's travel department. In connection with your involvement in the defense of the Company Litigation you also understand and agree that the matters that you discuss with the Company and its attorneys are likely to be of a confidential and

Mr. William R. Anderson
September 12, 1994
Page 6

     privileged nature and you agree to comply with all instructions and advice provided to you by the Company and its attorneys with respect to the confidential and privileged nature of such communications. You will not be entitled to receive from the Company any additional compensation or payment in connection with the litigation support to be provided by you pursuant to this agreement so long as the Company Litigation for which your services are required or requested involves matters or actions which constitute Interested Litigation. If the Company Litigation as to which you provide support and assistance involves matters or disputes other than Interested Litigation, you will be compensated at an agreed hourly consulting rate.

8. Release. You acknowledge and agree that this letter agreement constitutes a full and complete settlement, release and discharge of any and all claims that you may have against the Company or any of its agents, officers, directors, employees, stockholders, subsidiaries and affiliates (collectively the "AMC Group") for fault, wrongdoing or liability of whatsoever nature arising from or in connection with your employment relationship with the Company or any member of the AMC Group or the termination of that relationship. No covenants, terms or conditions hereof shall be deemed an admission by the Company or any member of the AMC Group in connection with or otherwise arising from your employment relationship with the Company or any members of the AMC Group or the termination of such employment relationship. Subject to the provisions set forth herein, you hereby fully release the Company and each member of the AMC Group and their respective agents, officers, directors, servants, stockholders, employees, representatives, assigns and successors from all rights, claims, demands, causes, liabilities and actions of any nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, which you now have, hold or claim to own, arising out of, or in any way connected with or relating to your employment with the Company or any member of the AMC Group, or the termination of any such employment, including, but not necessarily limited to: rights, claims, demands, allegations, causes or liabilities relating to, arising from, connected with allegations or assertions of wrongful discharge, unjust dismissal, the California Fair Employment and Housing Act, impairment of economic ability, breach of implied covenants of good faith and fair dealing, emotional distress, personal injury or other tort (collectively the "Released Claims"); provided, however, that nothing contained herein shall be construed as a release or discharge of: (i) any rights to indemnification under and subject to the provisions of Article VII of the By-Laws of the Company, a copy of which has been furnished to you, (ii) any rights under California Labor Code (S)2802, or (iii) any rights under the Company's Directors' and Officers' Insurance Policy and Company

Mr. William R. Anderson
September 12, 1994
Page 7

     Reimbursement Policy No. 440-99-28 with National Union Fire Insurance Company, subject, however, to the terms, conditions, limitations and exclusions set forth in such policy. You further acknowledge and agree that this release constitutes a release and discharge of known and unknown claims and that you hereby expressly waive the benefits of California Civil Code (S)1542 which provides in part that:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor."

     You hereby waive and relinquish benefits which you may have under Section 1542 and acknowledge that you may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the Released Claims, but it is your intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which now exist, may exist or heretofore have existed between you and the Company.

     Nothing contained herein shall be deemed an admission by the Company of any liability in connection with or arising from the Released Claims.

9. Confidentiality. You acknowledge that you have entered into a Confidentiality and Assignment Agreement ("Confidentiality Agreement") with the Company and that, as an employee and officer of the Company, you are obliged to comply with the Company's policies and procedures with respect to confidential, proprietary and non-public information. You also acknowledge that during the term of your employment with the Company, you have had access to and knowledge of sensitive, confidential and proprietary information and data including, without limitation, financial information, business plans and strategic information (such as, but not limited to plans, prospects and considerations regarding resource planning, corporate financial strategies, possible credit and financing agreements, capital formation strategies, operations and financial projections and forecasts, merger, acquisition and corporate partnering strategies) identification of executives, managers and employees of the Company, including their specific skills, knowledge, compensation and other data (collectively "Confidential Information").

Mr. William R. Anderson
September 12, 1994
Page 8

     You agree that you will not, without the Company's prior written consent, at any time after the date of this letter, divulge, furnish or make accessible to anyone or use in any way, any of such Confidential Information in any manner which would injure the Company or interfere with its contractual relations. You further agree that you will refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company, including, but not necessarily limited to, any conduct or activity which would cause disruption, damage or otherwise impair or interfere with the Company's business by interfering with or raiding its employees, soliciting employees to leave the Company to accept employment with, or provide personal services to, any other firm or Company, or by disrupting its relationships with its employees, customers, vendors, agents, representatives or otherwise.

     You and the Company agree to keep this letter agreement, including the existence and contents hereof, in confidence and not to disclose the same or any of its terms to any third party without the written consent of the other. However, nothing contained herein shall prevent (a) either party from disclosing this letter agreement or the terms thereof to their respective accountants and attorneys and, in the case of the Company, to its employees and directors who have a need to know of the existence and contents hereof; (b) you from disclosing the terms of this letter agreement to your spouse or to banks or other financial institutions in connection with your obtaining loans or credit from such entities provided that you shall first advise those firms of the confidential nature of this letter agreement; or (c) the Company from disclosing either (i) the termination of your employment relationship with the Company, or (ii) the terms and conditions of this letter agreement or from filing copies of this letter agreement with any state or federal regulatory agencies, including the Securities and Exchange Commission, if such disclosure or filing of copies is considered by the Company as necessary or appropriate to comply with federal or state securities laws or regulations or other legal or regulatory requirements.

10.  General Provisions
     ------------------

     10.1 Governing Law/Entire Agreement. This letter agreement, which is made under and shall be governed by the laws of the state of California, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and there are no other agreements, representations, or warranties relating to the subject matter of this letter agreement that are not set forth herein.

Mr. William R. Anderson
September 12, 1994
Page 9

     10.2 Successors and Assigns. This agreement shall extend to and be binding upon you and your legal representatives, heirs, beneficiaries and distributees, and the Company's obligations to make the Installment Payments under Section 6.1 hereof shall survive your death and be payable to your legal representatives, heirs or beneficiaries. No amendment, waiver or modification of this agreement, or any of the terms or conditions hereof, shall be deemed effective unless made in writing and signed by you and an officer of the Company.

     10.3 Representation by Counsel. The Company has not furnished legal representation to you in connection with this agreement but has been represented by its counsel. The Company and its counsel have advised you that you may seek independent counsel in connection with this agreement and you have been afforded the opportunity to do so.

     10.4 Resignations. You agree to execute and deliver such letters and other documents as the Company may reasonably request confirming your resignation, as of the Resignation Date or such other date as may be requested by the Company, as an officer or director of the Company or any of the Company's directly or indirectly owned subsidiaries.

     10.5 Payroll Withholdings, etc. All amounts payable to you hereunder prior to the Termination Date shall be paid in accordance with the Company's normal payroll practices and shall be subject to usual and customary payroll deductions for federal and state withholding taxes, and the like. The Company will not withhold usual and customary federal and state withholding taxes from the consulting fees payable hereunder on the understanding that you will be solely responsible for the income taxes attributable to such fees.

11. Acceptance, Time to Execute and Return Agreement and Release. All of the Company's duties and obligations, and your rights, hereunder are subject to the express condition precedent that you sign this letter agreement and return the signed copy to me or Mr. Raymond P. Le Blanc on or before 6:00 p.m., October 3, 1994.

Mr. William R. Anderson
September 12, 1994
Page 10


I am pleased that we were able to conclude this in a professional and cooperative manner. If the provisions of this letter are acceptable, please sign and return the enclosed copy in accordance with paragraph 11 above.


                         Yours very truly,

                         APPLIED MAGNETICS CORPORATION



                         Craig D. Crisman
                         President & Chief Executive Officer



ACKNOWLEDGED AND ACCEPTED
this 28th day of September, 1994.



- - ------------------------------
William R. Anderson

                                   EXHIBIT A
                                   =========

                         APPLIED MAGNETICS CORPORATION

                         STANDARD TERMS AND CONDITIONS
                            FOR CONSULTING SERVICES

Letter Agreement Dated  :  September 12, 1994 ("Agreement")
Consultant              :  William R. Anderson ("Consultant")


1. Definitions. Capitalized terms used in this Exhibit have the same meanings as are set forth in the Agreement.

2. No Agency. Consultant is not an agent of the Company and nothing contained herein shall be deemed to create or imply a principal agent, employer-employee or similar relationship between Consultant and the Company. Consultant agrees not to enter into any contract or agreement, expressed or implied, oral or in writing, on behalf of the Company or any of its subsidiaries, including, but not limited to, any agreement or contract relating to the purchase or sale of any facilities, operations, divisions, subsidiaries or business units of the Company or of any goods, supplies, materials or services on behalf of the Company without prior written authorization to do so and shall not have and does not have any authority to bind the Company for the sale, purchase or lease of any property, equipment, materials, supplies or services nor shall Consultant have any authority to commit the Company in any manner whatsoever.

3. Independent Contractor. In rendering services hereunder, Consultant shall be responsible for all costs and expenses in connection with any travel required by him unless otherwise expressly agreed to by the Company. In performing the Consulting Services hereunder, Consultant is to be considered as an independent contractor and not as an employee of the Company. As such, Consultant shall be wholly responsible for payment of federal and state taxes, insurance and such other benefits as may be required by the laws and regulations of any federal, state or municipal governments or any political subdivisions thereof. Except as otherwise set forth in the Letter Agreement, Consultant is not eligible for and shall not be covered by any of the Company's group insurance plans or other employee benefits.

4. Rights in Data. Any and all documentation, sketches, drawings, specifications, computer programs (including source and object codes) or other information or data in tangible or intangible form, graphic or otherwise, which is or may be generated by Consultant in the performance under this Agreement shall be and remain the sole property of the Company.

5. Intellectual Property Assignment. Consultant agrees to transfer and assign to the Company all right, title, and interest in and to all inventions or discoveries that he may conceive or develop, either alone or jointly with others, in rendering the Consulting Services hereunder and to sign all papers and perform all lawful acts which the Company deems necessary or advisable for the preparation, prosecution, issuance, procurement and/or maintenance of patent application and patents in the U.S. or foreign countries and assignments thereof to the Company or its nominees.

6. Third Party Information. Consultant agrees to dedicate and use, in the performance of his services hereunder, his general and specific knowledge, skills, experience and education. Consultant further agrees not to participate in any activity or conduct involving misappropriation of trade secrets or proprietary information belonging to third parties or any disclosure or use of confidential or proprietary information of third parties in violation of any third party rights. Consultant hereby represents and warrants that he has not and will not, without proper authorizations and consents, disclose to the Company, induce the Company to use or solicit other persons to disclose to the Company any trade secrets, confidential information or other material owned by other parties.

7. Computer Programs and Software. Consultant agrees to preserve as confidential all computer programs which relate to the Company's business and technology which it may have access to or use during the term of this Agreement and to use such programs only within the scope of the services to be provided by Consultant. All such computer programs are made available to Consultant solely on the basis of his relationship with the Company and solely for the purpose of performing services under the Agreement. Consultant will not without written authority from the Company: (i) use, print, copy, provide or otherwise make available, in whole or in part, any portion of such computer programs, or (ii) reconstruct in whole or in part the object code, source code or algorithms contained in such computer programs.

     All copyrights, copyright registrations and copyrightable subject matter related to such computer programs or resulting from services provided by Consultant for or on behalf of the Company or based on the Company's information, are hereby irrevocably assigned, set over, sold and transferred to the Company.

     Any and all codes, procedures, password combinations or similar devices or arrangements for accessing (by manual, electronic, telecommunication or other means), the Company's telecommunications, E-mail or computer data processing systems which are furnished to Consultant by the Company, or which are otherwise disclosed or made known to Consultant in the scope of Consultant's duties, are considered confidential to the Company; shall be and remain the sole and exclusive property of the Company; and shall not be disclosed to any other person or used in any manner whatsoever, except for the purpose of performing services.